As filed with the Securities and Exchange Commission on August 7, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERLING BANCORP

(Exact name of registrant as specified in its charter)

Delaware	80-0091851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Rella Boulevard Montebello, New York	10901
(Address of principal executive offices)	(Zip Code)

Sterling Bancorp 2015 Omnibus Equity and Incentive Plan

(Full title of the plan)

Jack L. Kopnisky

President and Chief Executive Officer

Sterling Bancorp

400 Rella Boulevard

Montebello, New York 10901

(Name and address of agent for service)

(845) 369-8040

(Telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

With a copy to:

Abby E. Brown, Esq.

Squire Patton Boggs (US) LLP

2550 M Street, NW

Washington, DC 20037

(202) 457-6000

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee
Sterling Bancorp 2015 Omnibus Equity & Incentive Plan
Common Stock, par value $0.01 per share	4,454,318[3]	$14.76	$65,745,734	$5,381[4]

[1]	This Registration Statement registers the issuance of 4,454,318 shares of common stock, par value $0.01 per share (the “Common Stock”) of Sterling Bancorp (“Sterling” or the “registrant”), which may be issued pursuant to the terms and conditions of the Sterling Bancorp 2015 Omnibus Equity and Incentive Plan (the “2015 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminable number of shares of Sterling’s Common Stock that become issuable under the 2015 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.
[2]	Computed in accordance with Rule 457(h) and 457(c) promulgated under the Securities Act, based on the average of the high and low prices of Sterling’s Common Stock on August 6, 2015 as reported on the New York Stock Exchange.
[3]	Consists of 2,800,000 shares, plus 1,654,318 shares previously available for grant but not awarded under the 2014 Stock Incentive Plan (the “2014 Plan”), which total number of shares were approved as available for awards under the 2015 Plan.
[4]	As permitted by Rule 457, the amount of $2,259 has been offset by the registration fee that would otherwise be due for the shares being registered, such $2,259 representing the registration fees previously paid for 1,654,318 shares previously registered on an earlier Form S-8 less than five years ago relating to the 2014 Plan, which has been replaced by the 2015 Plan. The registrant registered 3,400,000 shares available under the 2014 Plan on Form S-8 (Registration No. 333-197959), paying a $4,590 registration fee (of which 1,654,318 shares and a corresponding $2,259 registration fee have been included in the offsetting amount).

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 4,454,318 shares of common stock, par value $0.01 per share, issuable by Sterling under the 2015 Plan. Such 4,454,318 shares include 1,654,318 shares previously available for grant but not awarded under the 2014 Plan. The 2015 Plan and the number of shares available for issuance under the 2015 Plan (including the 1,654,318 shares available for grant but not awarded under the 2014 Plan), were approved as available for awards under the 2015 Plan by Sterling’s stockholders on May 28, 2015. A description of the shares available to be awarded under the 2015 Plan, as well as a summary of the terms of the 2015 Plan, are described in Sterling’s definitive Proxy Statement, filed with the Commission on April 17, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sterling with the Commission are incorporated by reference into this Registration Statement:

(a) Sterling’s Transition Report on Form 10-K/T for the transition period ended December 31, 2014, filed with the Commission on March 6, 2015.

(b) Sterling’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed by Sterling on May 8, 2015, and August 7, 2015, respectively.

(c) Sterling’s Current Reports on Form 8-K, filed on February 3, 2015, February 11, 2015, April 13, 2015, April 28, 2015, June 1, 2015 and July 2, 2015.

(d) The description of Sterling’s Common Stock contained in Sterling’s Registration Statement on Form S-1 filed with the Commission on September 15, 2003 (File No. 333-108795), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by Sterling pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.

Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, such indemnification may be made only upon a determination in each specific case (1) by majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors who are not a party to the proceeding who have been designated by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification.

A corporation may purchase and maintain insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity or arising out of his or her capacity as such, whether or not the corporation itself has the power to indemnify him or her against such liability.

The indemnification and advancement of expenses provided by, or granted pursuant to, the DGCL, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Sterling has adopted provisions in Articles TENTH and ELEVENTH of its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the fullest extent authorized by the DGCL. Article TENTH permits indemnification of officers and directors against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification, Sterling will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by Sterling’s Board of Directors.

Sterling has purchased an insurance policy that purports to insure the officers and directors of Sterling against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

As authorized by the DGCL, under Article ELEVENTH of Sterling’s Amended and Restated Certificate of Incorporation, no director shall be personally liable to Sterling or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Sterling or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (iv) for any transaction from which the director derived an improper personal benefit. Sterling’s Amended and Restated Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The foregoing is only a general summary of certain aspects of the DGCL and Sterling’s Amended and Restated Certificate of Incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and Sterling’s Amended and Restated Certificate of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.*

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

*	Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on August 7, 2015.

STERLING BANCORP

By:	/s/ Luis Massiani
Luis Massiani
Senior Executive Vice President,
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luis Massiani, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the registrant on August 7, 2015 and in the capacities indicated.

Signature	Title

/s/ Jack L. Kopnisky	President, Chief Executive Officer and Director
Jack L. Kopnisky	(Principal Executive Officer)

/s/ Luis Massiani	Senior Executive Vice President, Chief Financial Officer
Luis Massiani	(Principal Financial Officer)

/s/ Louis J. Cappelli	Chairman of the Board of Directors
Louis J. Cappelli

/s/ Robert Abrams	Director
Robert Abrams

/s/ John P. Cahill	Director
John P. Cahill

/s/ James F. Deutsch	Director
James F. Deutsch

/s/ Navy E. Djonovic	Director
Navy E. Djonovic

/s/ Fernando Ferrer	Director
Fernando Ferrer

/s/ William F. Helmer	Director
William F. Helmer

/s/ Thomas G. Kahn	Director
Thomas G. Kahn

/s/ James J. Landy	Director
James J. Landy

/s/ Robert W. Lazar	Director
Robert W. Lazar

/s/ John C. Millman	Director
John C. Millman

Signature	Title

/s/ Richard O’Toole	Director
Richard O’Toole

/s/ Burt Steinberg	Director
Burt Steinberg

/s/ Craig Thompson	Director
Craig Thompson

/s/ William Whiston	Director
William Whiston

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Sterling Bancorp, as amended (filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K, filed on June 1, 2015 and incorporated by reference herein)

4.2	Amended and Restated Bylaws of Sterling Bancorp (filed as Exhibit 3.2 to Sterling’s Current Report on Form 8-K, filed on June 1, 2015 and incorporated by reference herein)

4.3	Form of Common Stock Certificate of Sterling Bancorp (filed as Exhibit 4.1 to Sterling’s Current Report on Form 8-K, filed on November 1, 2013 and incorporated by reference herein)

5.1	Opinion of Squire Patton Boggs (US) LLP

23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney (see signature page)

99.1	Sterling Bancorp 2015 Omnibus Equity and Incentive Plan (incorporated by reference to Annex B of the Proxy Statement on Schedule 14A relating to Sterling’s Annual Meeting of Stockholders held on May 28, 2015)